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                                                                   EXHIBIT 10.55

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                       SYSTEM DEVELOPMENT, MAINTENANCE AND
                    INFORMATION TECHNOLOGY SERVICES AGREEMENT

                                     BETWEEN

                  FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

                                       AND

                            MICRO GENERAL CORPORATION

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                                Table of Contents

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1.       Definitions and Construction...............................................1

  1.1    Definitions................................................................1
  1.2    References.................................................................6
  1.3    Headings...................................................................6
  1.4    Interpretation of Agreement and Project Scope Documents....................6
  1.5    Interpretation of Agreement and Schedules..................................6

2.       Scope of Work; Services and Commitments....................................6

  2.1    Execution of Project Scope Documents.......................................6
  2.2    Maintenance and Support....................................................7
  2.3    Training...................................................................7
  2.4    Website Hosting............................................................7
  2.5    Out-of-Scope Services......................................................7
  2.6    Systems Development Projects...............................................7
  2.7    Consulting.................................................................8
  2.8    Equipment Procurement......................................................9
  2.9    Acceptance Procedure.......................................................9
  2.10   Change Orders.............................................................10
  2.11   Subcontracting............................................................10
  2.12   Licenses and Permits......................................................10
  2.13   Service Locations.........................................................10
  2.14   Data Migration............................................................11
  2.15   Third-Party Services......................................................11
  2.16   Emergency Projects........................................................11

3.       Contract Administration and Project Team..................................11

  3.1    Project Coordinators......................................................11
  3.2    Project Staff.............................................................12
  3.3    Restricted Positions......................................................12
  3.4    Performance Review........................................................12
  3.5    Dispute Resolution........................................................12

4.       Service Levels............................................................12

  4.1    Service Levels............................................................12
  4.2    Measurement and Monitoring Tools..........................................12
  4.3    Service Level Failures....................................................13
  4.4    Critical Failures.........................................................13
  4.5    Continuous Improvement and Best Practices.................................13

5.       License and Other Grants..................................................13

  5.1    License to MGEN Software and Intellectual Property Rights.................13
  5.2    Third Party Systems.......................................................14
  5.3    Delivery of Source Code; Use of Source Code...............................14
  5.4    Facility Requirements.....................................................14
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                                       i
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                                Table of Contents
                                   (continued)

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  5.5    Third Party Services......................................................14

6.       Access Rights and Prohibited Changes......................................14

  6.1    FNIS System Access........................................................14
  6.2    Prohibited Changes to Software............................................15

7.       FNIS Obligations..........................................................15

8.       Safeguarding FNIS Data, Confidentiality and Audit Rights..................15

  8.1    Safety and Security Procedures............................................15
  8.2    Data Security.............................................................15
  8.3    Security Relating to Shared MGEN Environments.............................16
  8.4    Conduct of MGEN Personnel.................................................16
  8.5    FNIS Data.................................................................16
  8.6    Definition of Confidential Information....................................16
  8.7    Disclosure of Confidential Information....................................17
  8.8    Protection of Confidential Information....................................17
  8.9    Exceptions................................................................17
  8.10   Return of Confidential Information........................................18
  8.11   Audit Rights..............................................................18
  8.12   Third Party Discovery.....................................................18

9.       Payments to MGEN..........................................................18

  9.1    Fees......................................................................18
  9.2    Time and Manner of Payment................................................18
  9.3    Detailed Invoices.........................................................19
  9.4    Expenses..................................................................19
  9.5    Pricing Adjustments.......................................................19
  9.6    Most Favored Customer Pricing.............................................19
  9.7    Taxes.....................................................................19
  9.8    Proration.................................................................20
  9.9    Rights of Set-off.........................................................20

10.      Representations And Warranties............................................20

  10.1   By FNIS...................................................................20
  10.2   By MGEN...................................................................20
  10.3   Disclaimer................................................................21
  10.4   Limitation of Liability...................................................21

11.      Term And Termination......................................................22

  11.1   Term......................................................................22
  11.2   Termination for Cause.....................................................22
  11.3   Termination for Nonpayment................................................22
  11.4   Transition Assistance on Termination......................................22
  11.5   Right of Immediate Payment................................................23
  11.6   Survival..................................................................23


                                       ii

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                                Table of Contents
                                   (continued)

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12.      Indemnities...............................................................23

  12.1   Indemnity by FNIS.........................................................23
  12.2   Indemnity by MGEN.........................................................23
  12.3   Indemnification Procedures................................................24
  12.4   Subrogation...............................................................25
  12.5   Non-Exclusive Remedies....................................................25

13.      Insurance.................................................................25

  13.1   Insurance Maintained by MGEN..............................................25
  13.2   Insurance Documentation...................................................25

14.      General Provisions........................................................25

  14.1   Binding Nature and Assignment.............................................25
  14.2   Notices...................................................................25
  14.3   Counterparts..............................................................26
  14.4   Relationship of Parties...................................................26
  14.5   Approvals and Similar Actions.............................................26
  14.6   Force Majeure.............................................................26
  14.7   Severability..............................................................26
  14.8   Waiver....................................................................27
  14.9   Attorneys' Fees...........................................................27
  14.10  Media Releases............................................................27
  14.11  No Third Party Beneficiaries..............................................27
  14.12  Entire Agreement..........................................................27
  14.13  Governing Law and Dispute.................................................27

Schedule 1.    Support..............................................................i
Schedule 2.    Hosting Services....................................................ii
Schedule 3.    Projects...........................................................iii
Schedule 4.    List of Existing Services............................................v
Schedule 5.    List of Project Coordinators and Project Managers...................vi
Schedule 6.    Labor Rates........................................................vii
Schedule 7.    Maintenance and Support Charges.....................................ix
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                                      iii

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                       SYSTEM DEVELOPMENT, MAINTENANCE AND
                    INFORMATION TECHNOLOGY SERVICES AGREEMENT

        This Agreement is made and entered into to be effective as of the 2nd day of August, 2001 (the "Effective Date"), by and between Fidelity National Information Solutions, Inc., a Delaware Corporation, and its Members, as defined below (collectively, "FNIS"), on the one hand, and Micro General Corp., a Delaware Corporation, on behalf of itself and any subsidiary performing services hereunder (collectively, "MGEN"), on the other hand.

        WHEREAS, FNIS is a company that provides (1) MLS organizations with system integration solutions, information for making real estate decisions to consumers, (2) real estate professionals, environmental engineers, mortgage bankers and insurance banking and legal industries, (3) web-based property valuation, (4) real estate tax information, property tax payment disbursement and delinquency, monitoring and tracking services, (5) flood determination and life-of-loan flood zone monitoring services, (6) credit reporting services, and
(7) other real estate information services, including document management support services for complex litigation (the "Business");

        WHEREAS, MGEN is a comprehensive provider of business communications and information technology solutions including electronic data processing, facilities management, systems integration, systems development, telecommunications and related services;

        WHEREAS, the purpose of this Agreement is to establish and memorialize the general terms and conditions whereby MGEN would provide certain communications and information technology services to FNIS; and

        WHEREAS, MGEN is willing to offer and provide to FNIS, and FNIS shall be entitled, but not obligated, to obtain from MGEN the communications and information technology services described in this Agreement on the terms and conditions set forth in this Agreement and in the accompanying Project Scope Documents (as hereinafter defined).

        NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, the parties hereby agree as follows:

1.      DEFINITIONS AND CONSTRUCTION

        1.1     DEFINITIONS

        "Affiliate" means any corporation, partnership, limited liability company or other entity directly or indirectly controlled by or under the common control of FNIS. Notwithstanding the foregoing, the term shall not include MGEN (or any entity controlled by MGEN).

        "Best Practices" shall have the meaning set forth in Section 4.5.

        "Business" shall have the meaning provided in the first Recital. With respect to FNIS, the term "Business" includes business areas into which FNIS may expand in the future.

        "Change" shall mean any modification or change to System Software, Equipment or Services that would materially alter the functionality, performance standards or technical environment of such

System, Software or Equipment, the manner in which the Services are provided, the composition of the Services, or the cost of the Services to FNIS.

        "Confidential Information" shall have the meaning provided in
Section 8.6.

        "Deliverables" means the deliverable items (a) specified for each Milestone in an applicable Project Scope Document, or (b) otherwise identified as items to be delivered by MGEN to FNIS.

        "Designated Services" shall have the meaning set forth in Section 2.1.

        "Developed System" means any System created in connection with a Systems Development Project or for which MGEN undertakes responsibility for the development effort, pursuant to this Agreement or any Project Scope Document.

        "Documentation" means those operating manuals, users' manuals, programming manuals, modification manuals, flow charts, drawings and software listings designed to assist a user's understanding or application of MGEN Software, Third Party Software or such other software as the context may contemplate.

        "Enhancements" shall mean all improvements, additions, and any modifications to a technology. The term "Enhancements" shall include all upgrades; bug fixes; work-arounds; software patches and other fixes; Improvements; changes or additions required to integrate the technology into other applications, operating systems, or computer hardware configurations; and all works of authorship, data, know-how, technology, information, inventions and/or discoveries related thereto which are conceived, or conceived and reduced to practice by a Party, but excluding all modifications or improvements developed with third parties to the extent the right to license such modifications or improvements is not obtained, after reasonable efforts to do so.

        "Equipment" shall have the meaning set forth in Section 2.8.

        "Existing Services" means those Services that are currently being provided to FNIS and its Affiliates, and that are listed on Schedule 4.

        "Fees" shall mean, collectively, fees payable to MGEN in connection with its performance of Services hereunder or pursuant to a Project Scope Document, and any other amounts payable to MGEN hereunder or pursuant to a Project Scope Document.

        "FNIS Data" shall mean all data or information regarding FNIS's business, including information relating to customers, employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable and patentable subject matter and other similar information obtained by or disclosed to or submitted to MGEN by or on behalf of FNIS in connection with the performance of this Agreement or any applicable Project Scope Document. It is expressly agreed and understood that FNIS Data is "Confidential Information" under Section 8.6.

        "FNIS Regulatory Requirements" shall mean the laws, rules and regulations on an international, federal, state and local level to which FNIS is required to submit or to which it voluntarily submits.




                                       2
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        "FNIS Service Location" shall mean any site or facility owned, leased or controlled by FNIS, and where Services shall be performed in connection with this Agreement or any Project Scope Document.

        "FNIS Systems" means Systems that are being operated by or on behalf of FNIS immediately prior to the Effective Date.

        "Help Desk" means the service of telephone support for assisting in resolving information technology and communications problems of FNIS.

        "Hosting Environment" shall mean the physical configuration, and the database environment, which is necessary to operate the FNIS Website or a FNIS Network in accordance with the terms and conditions of this Agreement, and any applicable Project Scope Document including without limitation descriptions of the hardware and software platforms, ancillary software, site security, and telecommunications capabilities. The Specifications for the Hosting Environment shall be as set forth in the applicable Project Scope Document.

        "Improvement" shall mean (i) for copyrightable or copyrighted material, any modification, correction, addition, extension, upgrade, improvement, compilation, abridgement, or other form in which an existing work may be recast, transformed, or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent, and/or trade secret.

        "Intellectual Property Rights" shall mean any and all rights existing now or in the future under patent law, copyright law, industrial design rights law, semiconductor chip and mask work production law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all similar proprietary rights, and any and all renewals, extensions, and restorations thereof, now or hereafter in force and effect worldwide.

        "Internet" shall mean the global Network of interconnected computer Networks (or any part thereof), using TCP/IP or such other Network interconnection or communications protocols as may be adopted from time to time, which is used to deliver data to a computer or other digital electronic device, whether such data is delivered through on-line browsers, off-line browsers, or through electronic mail, broadband distribution, satellite, wireless or otherwise.

        "Losses" means all losses, liabilities, damages and claims (including taxes) to third persons or entities, and all related costs and expenses (including any and all attorneys and expert witness fees and costs of investigation, litigation, settlement, judgment, interest and penalties).

        "Maintain" or "Maintenance" means, collectively, the activities, services and functions identified in Section 2.2.

        "Member" means any entity that is an Affiliate of FNIS.

        "MGEN Service Location" shall mean any location owned, leased, or controlled by MGEN and from or at which MGEN provides services in connection with this Agreement or any applicable Project Scope Document, other than FNIS Service Locations.



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        "MGEN Software" shall mean all Software used, useful or developed by
MGEN in connection with the performance of its obligations pursuant to this Agreement or any Project Scope Document.

        "MGEN Tools" shall mean any software development and performance testing, know-how, methodologies, processes, technologies or algorithms used by MGEN in providing Services, and based upon trade secrets or Confidential Information of MGEN, or otherwise based on Intellectual Property Rights owned or licensed by MGEN.

        "Milestone" means an individual task or set of tasks to be completed by a certain date as described in any Project Scope Document.

        "Network" shall mean a group of computers or other digital electronic devices connected by communications facilities, either through long-term connections, such as cables, or through more temporary connections, such as by telephone, by satellite, or other communications links. The term "Network" encompasses, but is not limited to, Local Area Networks ("LANs") and Wide Area Networks ("WANs"), and includes user-to-user as well as distributed communications.

        "New Project" shall mean any Services to be rendered by MGEN in connection with an undertaking that is not a Project as of the Effective Date.

        "New Project Scope Documents" shall mean any Project Scope Document executed in connection with the rendering of Services relating to a New Project.

        "New System" shall have the meaning set forth in Section 2.6.1.

        "Out-of-Scope Services" shall have the meaning set forth in Section 2.5.

        "Other Service Location" shall mean any location, other than an MGEN Service Location or a FNIS Service Location, permitted in accordance with this Agreement or an applicable Project Scope Document from which, or to which, Services are provided.

        "Party" shall mean either FNIS or MGEN, as the case may be.

        "Project" means each of the discrete tasks or undertakings to be performed by MGEN pursuant to Section 2.1 of this Agreement. This term shall include, when the context allows, all New Projects.

        "Project Manager" shall have the meaning set forth in Section 3.1.

        "Project Scope Document" shall mean the various individual written documents executed by an authorized signatory of each Party documenting the deliverables, Milestones, tasks, and other relevant responsibilities with respect to a Project Area.

        This term shall include, when the context allows, all New Project Scope Documents executed in accordance with the procedure set forth in Section 2.6.

        "Project Budget" shall mean a written document that contains (a) a long-range plan and budget for a Project and (b) an annual plan and budget for a Project.




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        "Project Coordinator" shall have the meaning set forth in Section 3.1.

        "Service Levels" shall have the meaning set forth in Section 4.1.

        "Service Location" shall mean any FNIS Service Location, MGEN Service Location or Other Service Location.

        "Services" shall mean those services, activities, functions or undertakings to be performed by MGEN in connection with the discharge of its obligations hereunder and under any Project Scope Document, including, Designated Services and the general services, activities and functions outlined in Section 2.

        "Software" shall mean the MGEN Software and Third Party Software, collectively.

        "Source Code" means computer programs, instructions and related material written in a human-readable source language in form capable of serving as the input to a compiler or assembler program, and in form capable of being modified, supported and enhanced by programmers reasonably familiar with the source language.

        "Specifications" means the descriptions of the technical requirements, component parts, features, functionality, performance criteria, operating conditions, interfaces, data transfer, processing parameters, and protocols, associated with the undertaking by MGEN of Services, as may be specifically set forth herein or in a Project Scope Document.

        "Support" shall have the meaning set forth in Section 2.2.3.

        "Systems" means computer programs, the tangible media on which they are recorded, their supporting documentation, including input and output formats, program listings, narrative descriptions and operating instructions, as well as the hardware upon which such computer programs are run or stored.

        "Systems Development Project" means, collectively, the activities, services and functions identified in Section 2.6, as well as any other work performed by MGEN with regard to a System that exceeds Maintenance or Support in terms of scope or level of effort.

        "Third Party Services Contracts" means the contracts pursuant to which FNIS receives services as of the Effective Date for use in providing the Existing Services or pursuant to which FNIS receives Third Party services during the Term.

        "Third Party Software" shall mean all software and related Documentation owned by a third party, validly licensed to, and used by, MGEN in connection with the performance of its obligations pursuant to this Agreement or any Project Scope Document.

        "Third Party System" means any System which (1) is not a FNIS System, and (2) is acquired or licensed from a third party for operation by MGEN on behalf of FNIS under this Agreement.

        "Website" shall mean a series of interconnected Web Pages residing in a single directory on a single server.

        "Web Page" means a document or file that is intended to be accessible by Internet users.




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        Other capitalized terms used in this Agreement are defined in the context in which they are used and shall have the meanings indicated by such use.

        1.2 REFERENCES. In this Agreement and the Schedules to this Agreement, including the Project Scope Document(s) and any schedules attached thereto:

               1.2.1 the Schedules to this Agreement shall be incorporated into and deemed a part of this Agreement and all references to this Agreement shall include the Schedules to this Agreement;

               1.2.2 this Agreement shall be incorporated into and deemed a part of any Project Scope Documents hereafter executed by the Parties;

               1.2.3 the schedules to any Project Scope Document shall be incorporated into and deemed a part of such Project Scope Document and all references to such Project Scope Document shall include the schedules to such Project Scope Document;

               1.2.4 references to any law or regulation shall mean references to the law or regulation in changed or supplemented form to a newly adopted law or regulation replacing a previous law or regulation; and

               1.2.5 references to the word "including" or the phrase "e.g." in this Agreement shall mean "including, without limitation."

        1.3 HEADINGS. The article and Sections headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement or any Project Scope Document.

        1.4 INTERPRETATION OF AGREEMENT AND PROJECT SCOPE DOCUMENTS. The terms and conditions set forth in this Agreement shall govern MGEN's provision of Services to FNIS under the Project Scope Documents, except as otherwise expressly set forth herein. In the event of a conflict between the terms of this Agreement and any Project Scope Document, unless otherwise provided herein [or expressly stated in the Project Scope Document], the terms of this Agreement shall prevail. In the event of a conflict between a Project Scope Document and the schedules to a Project Scope Document, the terms of the Project Scope Document shall prevail.

        1.5 INTERPRETATION OF AGREEMENT AND SCHEDULES. In the event of any conflict between (a) the terms of this Agreement or a Project Scope Document, on the one hand, and (b) any Schedule to this Agreement on the other hand, the terms of this Agreement or the Project Scope Document shall prevail.

2.      SCOPE OF WORK; SERVICES AND COMMITMENTS

        2.1 EXECUTION OF PROJECT SCOPE DOCUMENTS. MGEN agrees to perform Services in connection with each Project (including any New Project) described herein or in any Project Scope Document attached hereto. Following execution of this Agreement, the Parties agree to utilize their best efforts to promptly negotiate and execute Project Scope Documents not inconsistent with the provisions of this Agreement and the Schedules hereto. Each Project Scope Document shall identify (i) the Services to be performed with respect to such Project (the "Designated Services"), (ii) the time frames and Milestones for the performance of the Designated Services, (iii) any special terms and

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conditions applicable to Designated Services (including Service Levels and
Specifications, as appropriate) and (v) such other provisions as the Parties may agree.

        2.2 MAINTENANCE AND SUPPORT. MGEN shall provide the following Support and Maintenance Services for a fixed annual fee, as specified in Section 9.1.2.

               2.2.1 SYSTEMS MAINTENANCE. MGEN shall update Systems in order to meet changing information requirements, including, changing data formats, fixing bugs, adapting Software to interface with new hardware devices where feasible, and performing required file maintenance.

               2.2.2 HARDWARE MAINTENANCE. MGEN shall maintain, support, and periodically test the Equipment, except where such obligations are the responsibility of an identified third party.

               2.2.3 SUPPORT. MGEN shall provide Support with respect to Systems, Software, data Networks, voice Networks and platforms used or useful in connection with FNIS's Business. The term "Support" shall include (a) inputting, connecting, and manipulating data, (b) formulating queries, (c) designing and revising reports, (d) providing operator services, (e) administering a Help Desk, (f) dispatching technical service engineers, (g) revising and updating web pages, (h) training FNIS employees (consistent with Section 2.3) and (i) such other tasks that are customarily performed by service providers similarly situated or as specified in a Project Scope Document. In addition, such Support shall include the Services specified on the attached Schedule 1, entitled "Support."

        2.3 TRAINING. The terms and conditions regarding onsite training for FNIS's Project Coordinator and other such employees or agents as FNIS may select with respect to each Project shall be mutually agreed upon in good faith by the Parties in the applicable Project Scope Documents.

        2.4 WEBSITE HOSTING. MGEN shall provide and Maintain a Hosting Environment to host the FNIS Website, and shall provide website hosting services for the FNIS Website, which services may be detailed in a Project Scope Document but shall not be inconsistent with Schedule 2 ("Hosting Services"). MGEN shall be responsible for obtaining and Maintaining the computer hardware and software utilized in connection with the Hosting Services hereunder. MGEN shall be entitled to a fixed annual charge for such Hosting Services, in accordance with
Section 9.1.2.

        2.5 OUT-OF-SCOPE SERVICES. Each Party agrees and acknowledges that the performance of Maintenance and Support Services by MGEN under Section 2.2 and Hosting Services under Section 2.4 shall be provided at fixed fees pursuant to
Section 9.1.2 of this Agreement. Each Party further agrees and acknowledges, however, that during the course of MGEN's performance of Maintenance and Support Services hereunder, unforeseen circumstances could compel MGEN to propose, or FNIS to request, that certain services not otherwise contemplated by the Parties as of the Effective Date be performed ("Out-of-Scope Services"). To allow FNIS to manage all such Out-of-Scope Services, MGEN agrees that (a) it shall perform no Out-of-Scope Service without first obtaining FNIS's written approval and (b) it shall detail all costs and fees for Out-of-Scope Services in accordance with
Section 9.3.

        2.6 SYSTEMS DEVELOPMENT PROJECTS. MGEN shall undertake Systems Development Projects in accordance with this Section 2.6. Either Party may determine that implementation of a New Project is advisable (and MGEN shall have a duty to bring such advisable New Projects to the attention of FNIS). Accordingly, upon the initiative of either Party, and upon reasonable notice, the

Parties shall meet and confer, and exchange information concerning the potential New Project. Upon completion of such information exchange, the Parties shall conduct good faith negotiations concerning (a) the scope of Services to be provided by MGEN, and (b) the projected costs of such Services and Developments, in accordance with this Section 2.6. To the extent such Project rises to the level of a New Project, the Parties agree to execute appropriate additional New Project Scope Documents.

               2.6.1 SYSTEMS ANALYSIS AND DESIGN. Upon FNIS's request, and in exchange for consulting fees provided under Section 9.1.1, MGEN shall analyze and assess all aspects of any project contemplating the addition of a new System (a "New System"), the Enhancement to an existing System, or the creation or substantial Enhancement to an Internet Website, including, undertaking a feasibility study, proposing a general design, prototyping, creating an architectural design, establishing Specifications, and preparing a detailed statement of work (collectively, "Design").

               2.6.2 DEVELOPMENT. Upon completion of the Design, and upon FNIS's acceptance of such Design in accordance with Section 2.9, MGEN shall prepare a Quote for the Development and Implementation (as such terms are defined below) of such Design, as provided in Section 2.6.4, below. Upon FNIS's acceptance of the Quote, MGEN shall code, develop, and test ("Development") the referenced New System that shall add the required functionality, features or Enhancements.

               2.6.3 IMPLEMENTATION. Upon completion of any Development obligations it may have, MGEN shall (subject to the Quote Procedure set forth in Section 2.6.4) train appropriate FNIS employees, convert any existing Systems to the New System and install the New System ("Implementation").

               2.6.4 MGEN QUOTES; BID PROCEDURE. In connection with any Development or Implementation work requested by FNIS or required to complete a Systems Development Project, and notwithstanding anything to the contrary in any Schedule hereto or in any Project Scope Document, MGEN shall provide FNIS with a quote for charges it reasonably expects to incur in performing such work (a "Quote"). Consistent with Section 2.15 hereunder, FNIS shall thereafter have the option to contract for the provision of such services with any third-party in its sole and absolute discretion. In the event FNIS selects MGEN as its service provider, MGEN shall be bound by its Quote, FNIS shall be entitled to rely on such Quote, and FNIS shall be bound by such Quote under Section 9.1.3; provided, however, that adjustments to the Quote may be submitted for approval in connection with the Change Order Process specified in Section 2.10.

               2.6.5 COST REDUCTION. In a situation in which MGEN is providing a fixed cost service to FNIS, and MGEN is able to sell identical or similar services to a third party such that MGEN's fixed cost of providing such service is shared by FNIS and such third party, then MGEN shall inform FNIS of such eventuality and the parties shall mutually agree to a reduction of the amount paid by FNIS for such services by an agreed amount.

        2.7 CONSULTING. In addition to Maintenance, Support, Hosting, Design, Implementation and Development Services, upon FNIS's request and in exchange for the fees set out in Section 9.1.1, MGEN shall provide FNIS with Consulting Services. Such Consulting Services shall include, but not be limited to (at FNIS's direction): (a) a review of FNIS's technology needs in light of FNIS's business plan; (b) interviewing FNIS executives to determine and clarify FNIS's business objectives and associated technology needs; (c) advising FNIS on its future technology needs; (d) evaluating alternative or emerging technologies, (e) preparing a technology plan integrating FNIS Systems and Developed Systems with new technology; (f) advising FNIS with respect to its Networks, (g) identifying and advising FNIS with respect to Best Practices (as such term is defined in Section 4.5), and (h) such other Consulting Services (including Out of Scope Services, as appropriate) mutually agreed to by the Parties.

        2.8 EQUIPMENT PROCUREMENT. At FNIS's request and at MGEN's reasonable and good faith discretion, MGEN shall obtain on behalf of FNIS equipment and hardware that are related to the Services ("Equipment").

               2.8.1 PROCUREMENT SERVICES. MGEN shall (1) identify suppliers with the most favorable terms (including the lowest cost supplier) for any Equipment and (2) upon FNIS's selection and approval, acquire the Equipment on FNIS's behalf or lease, or coordinate the leasing of, such Equipment to FNIS.

               2.8.2 PROCUREMENT COMPENSATION. MGEN shall be compensated for such procurement services at MGEN's hourly rates, in accordance with Section 9.1.1, and FNIS shall pay to MGEN, the supplier, or any third party lessor, as applicable, the purchase or lease fees in respect of the Equipment. Except as otherwise agreed in writing by the Parties or as otherwise provided in an applicable Project Scope Document, all rights in and title to any Equipment purchased by MGEN on behalf of FNIS pursuant to this Agreement or any Project Scope Document shall belong to FNIS.

        2.9 ACCEPTANCE PROCEDURE. The following acceptable procedure shall apply to all Deliverables MGEN provides to FNIS under this Agreement.

               2.9.1 VERIFICATION PERIOD. Following timely receipt of Deliverables from MGEN, FNIS shall have not less than thirty (30) or more than forty-five (45) calendar days (the "Verification Period") in which to review, examine and verify such Deliverables and notify MGEN (a) of any material failure thereof to meet applicable Specifications or (b) of a material failure thereof otherwise to meet FNIS's needs, as FNIS may determined in the exercise of commercially reasonable judgment (a "Deliverable Failure"). FNIS agrees to use commercially reasonable efforts to provide MGEN with all information reasonably available regarding any Deliverable Failure. If FNIS fails to accept or reject a Deliverable within the Verification Period specified above, the Deliverable shall be deemed accepted; provided, however, that any failure by FNIS to discover or notify MGEN of defects within any Verification Period shall not negate any of MGEN's representations or warranties, nor waive any of FNIS's rights or remedies.

               2.9.2 CORRECTION BY MGEN. Upon receipt of notice regarding the Deliverable Failure, MGEN shall use its best efforts, at MGEN's sole cost and expense, to correct any such Deliverable Failure and to resubmit the corrected applicable Deliverables to FNIS as soon as commercially and technically practicable, but in all cases within forty-five (45) days or such time as the parties mutually agree, following MGEN's notice of a Deliverable Failure. Subject to FNIS's rights under Section 11 of this Agreement, MGEN shall repeat the process of correction and resubmission of an applicable Deliverable until FNIS's acceptance.

               2.9.3 REMEDY. In the event MGEN is unable to provide FNIS with an acceptable Deliverable in a timely manner and in accordance with this Section 2.9, upon request MGEN shall reimburse FNIS for all fees, costs, and expenses FNIS has incurred in connection with the

Deliverable and associated development. The parties further agree that failure to timely correct a Deliverable Failure shall be deemed a material breach of this Agreement.

               2.9.4 ALTERATIONS TO ACCEPTANCE PROCEDURES. A Project Scope Document may specify standards, criteria and procedures relating to the acceptance of Services or Deliverables provided that such Document is not inconsistent with this Section 2.9.

        2.10 CHANGE ORDERS. All Changes shall be controlled using the following formal change control process: (1) the Party proposing a Change will document it in writing, provide technical and cost justification for the Change, and specify a desired implementation date; (2) the Party receiving the proposed Change will assess the impact of the proposed Change, considering resources required, technological implementation and other contemplated and in-process changes; (3) the Parties shall negotiate in good faith toward a mutually acceptable proposal, and shall memorialize such proposal in writing; (4) the completed proposal shall be presented to the Project Coordinators for written approval; (5) no Changes will be implemented without (a) such written approval and (b) a written agreement setting forth and defining Specifications, schedules, resources to be utilized, responsibilities of both Parties and the criteria for successful implementation of such Change. MGEN shall be responsible for ensuring that the Change Control Process established by this Section 2.10 is followed, and FNIS shall not be obligated to pay for Changes undertaken by MGEN which do not fully comply with this Section. Additional provisions with respect to the Change Control Process for any Project may be specified in any Project Scope Document, provided such provisions are not inconsistent herewith.

        2.11 SUBCONTRACTING. Prior to subcontracting any portion of the Services, MGEN shall notify FNIS of the proposed subcontract. FNIS shall have the right to approve such subcontractor, which approval shall not be unreasonably withheld or delayed. No subcontracting shall release MGEN from its responsibility for its obligations under this Agreement or under any Project Scope Document. MGEN shall be responsible for the work and activities of each of its subcontractors, including compliance with the applicable terms and provisions of this Agreement. MGEN shall be responsible for all payments of fees and expenses, as appropriate, to its subcontractors.

        2.12 LICENSES AND PERMITS. MGEN shall obtain and maintain all necessary licenses (including, but not limited to, Software licenses), consents, approvals, and permits and any authorizations required by legislative enactments and regulations applicable to it that are legally required for MGEN to provide the Designated Services. FNIS shall be primarily responsible for authorizations relating to FNIS Regulatory Requirements. Subject to the foregoing, and upon request, each Party shall cooperate with and provide reasonable assistance to the other Party in obtaining any such licenses, consents, approvals, permits and authorizations.

        2.13 SERVICE LOCATIONS. Unless otherwise agreed by FNIS, the Designated Services shall be provided at (1) the FNIS Service Locations, and (2) the MGEN Service Locations.

               2.13.1 OTHER SERVICE LOCATIONS. In addition, MGEN may provide the Designated Services from Other Service Locations, upon prior approval by FNIS provided that MGEN demonstrates to FNIS's reasonable satisfaction that the provision of the Designated Service from such Other Location will not result in any additional cost to FNIS and that there are no increased risks to FNIS regarding the security of FNIS Data or the disclosure of FNIS Confidential Information. If MGEN provides the Designated Services from an Other Service Location in accordance with this Agreement or any applicable Project Scope Document, such Other Service

Locations shall be deemed to be a "MGEN Service Location" for purposes of this Agreement. MGEN and MGEN agents, representatives and subcontractors, may not provide or market services to a third party from a FNIS Service Location without FNIS's consent.

               2.13.2 SHARED ENVIRONMENT. In the event that MGEN desires to migrate services or technology subject to this Agreement to a shared environment or from one shared environment to another shared environment, MGEN will, prior to migrating such services or technology, (1) advise FNIS of such desire; (2) consult with FNIS on a proposal and transition plan; (3) demonstrate to FNIS's reasonable satisfaction that the use of such shared environment will not result in any additional cost or decreased Service Levels to FNIS and that there are no increased risks to FNIS regarding security of FNIS Data or the disclosure of FNIS's Confidential Information in contravention of Section 8; (4) when commercially reasonable, operate in parallel to demonstrate that there are no such increased risks to security, confidentiality, Service Levels or user interfaces; (5) work with FNIS to mitigate any identified risks to FNIS's Business; (6) review with FNIS the effect of such migration on FNIS Regulatory Requirements and contractual obligations and (7) obtain FNIS's consent to the transition plan to the shared environment, as presented.

        2.14 DATA MIGRATION. MGEN agrees that FNIS Data shall be stored in industry-standard formats, and shall be readily portable to industry-standard, off-the-shelf database applications.

        2.15 THIRD-PARTY SERVICES. Notwithstanding any request made to MGEN by FNIS, FNIS shall have the right to contract with any third party for the performance of Services. In the event FNIS contracts with a third party to perform any Service, MGEN shall cooperate in good faith with FNIS and any such third party to the extent reasonably required by FNIS. To the extent such cooperation requires additional Services by MGEN, MGEN shall provide such Services and shall be compensated consistent with the provisions of this Agreement or any applicable Project Scope Document.

        2.16 EMERGENCY PROJECTS. From time to time it may be necessary for FNIS to request MGEN to undertake a Project on an emergency basis. The parties understand and acknowledge that the exigencies of such situations may mandate that MGEN take action, including commitment of time, resources and effort, to address the Project. The parties shall honor commitments and actions that were reasonable under the circumstances, and shall endeavor to comply with the New Project provisions set out above as soon as practicable.

3.      CONTRACT ADMINISTRATION AND PROJECT TEAM

        3.1 PROJECT COORDINATORS. Each Party shall appoint an individual (the "Project Coordinator") who, from the Effective Date, shall serve on a dedicated basis as the primary representative for such Party under this Agreement. A Party's appointment of a Project Coordinator shall be subject to the other Party's reasonable approval. The Project Coordinator shall (1) have overall responsibility for managing and coordinating the performance of such Party's obligations under this Agreement and the Project Scope Documents, (2) be authorized to act for and on behalf of such Party with respect to all matters relating to this Agreement and the Project Scope Documents and (3) appoint the individuals ("Project Managers") who shall be primarily responsible for supervising performance under the Project Scope Documents. A current list of Project Coordinators and Project Managers shall be maintained as Schedule 5, as such Schedule may be amended from time to time.

        3.2 PROJECT STAFF. Each Party, through its Project Coordinators and Project Managers, shall only assign employees who possess the requisite training and skills to perform the Designated Services contemplated under any Project Scope Document ("Project Staff").

        3.3 RESTRICTED POSITIONS. MGEN acknowledges that certain MGEN employees, including those assigned as (i) the MGEN Project Coordinator, (ii) the MGEN Project Managers, (iii) any MGEN employee who spends over thirty percent (30%) of his or her time on FNIS matters; and (iv) such other MGEN employees as the parties may mutually designate in writing (collectively or individually, as appropriate "Restricted Positions") may result in such MGEN employees ("Restricted Position Employees") being knowledgeable of sensitive Confidential Information. MGEN shall use its best efforts to ensure that Restricted Position Employees safeguard FNIS confidential information.

        3.4 PERFORMANCE REVIEW. The MGEN Project Coordinator and the FNIS Project Coordinator will meet at least monthly to review the performance of both Parties under this Agreement, and shall meet when reasonably requested by either Party to review the performance of either party under this Agreement. At the request of either Party, written or taped minutes of such meetings may be kept.

        3.5 DISPUTE RESOLUTION. If there is any dispute or disagreement between the Parties either in interpreting any provision of this Agreement or about the performance of either Party, then upon the written request of either Party, each of the Parties, through their respective Project Coordinators, will meet and confer to negotiate in good faith in an effort to resolve the dispute without any formal proceeding. During the course of such negotiation(s), all reasonable requests made by one Party to the other for information, including copies of relevant documents, will be honored. The specific format for such discussions will be left to the discretion of the Project Coordinators. If the Project Coordinators are unable to resolve the dispute within 30 days after their first meeting, each Party will appoint a designated officer of its corporation to attempt to resolve the dispute. No litigation for the resolution of such disputes may be commenced until the designated officers have met and either Party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either party fails or refuses to schedule such a meeting of officers within a reasonable time after a request to do so by the other Party).

4.      SERVICE LEVELS

        4.1 SERVICE LEVELS. Commencing on the Effective Date, MGEN shall perform the Designated Services at the performance levels and standards (collectively, the "Service Levels") (a) set forth in the applicable Project Scope Documents, provided the same are not inconsistent with this Article 4, and (b) established by the warranties set forth in Sections 10.2.4 and 10.2.5.

        4.2 MEASUREMENT AND MONITORING TOOLS. MGEN shall measure and monitor its compliance with the Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient for FNIS to verify compliance with the Service Levels. On a schedule set by the parties in applicable Project Scope Documents, MGEN shall provide periodic performance and status reports to FNIS, in a form mutually agreed by the parties, indicating the level of achievement of the Service Levels. FNIS shall have the right to require MGEN to outsource its responsibilities with respect to monitoring any Service Level established hereunder or pursuant to any Project Scope Document. FNIS shall have the right to audit MGEN's compliance with the Service Levels hereunder at any Service Location upon reasonable written notice.

        4.3 SERVICE LEVEL FAILURES. In the event that either party identifies a failure during any calendar month of the Term to provide any of the Designated Services in accordance with the applicable Service Levels (each such failure, a "Service Level Failure"), the applicable MGEN Project Coordinator promptly shall arrange a meeting with the FNIS Project Coordinator and provide a plan, reasonably satisfactory to FNIS, to address and correct such failures within the timeframe set forth in such plan. Failure by MGEN to so provide and effect such plan shall be deemed a material breach of this Agreement.

        4.4 CRITICAL FAILURES. In the event that a Service Level Failure either
(a) has a material adverse business impact upon FNIS's Business, or (b) represents a continued failure to correct non-critical Service Failures over a three-month period (in each case a "Critical Failure"), then MGEN shall submit a written report to the FNIS Project Manager detailing the cause of such incident and the remedial measures taken with respect thereto within 15 business days of the Critical Failure. Failure by MGEN to provide and effect such remedial measures within such 15 business day period shall be deemed a material breach of this Agreement. In the event of any interruption in a Critical Service that does not cause a Critical Failure, the MGEN Project Manager shall submit a written report to the FNIS Project Manager detailing the cause of the incident and the remedial measures taken with respect thereto within 30 business days thereafter. Failure by MGEN to provide and effect such remedial measures within such 30 business day period shall be deemed a material breach of this Agreement.

        4.5 CONTINUOUS IMPROVEMENT AND BEST PRACTICES. MGEN agrees to use commercially reasonable efforts to: (1) on a continuous basis, as part of the total quality management processes, identify ways to improve the Service Levels, and (2) identify and apply proven techniques and MGEN Tools from other installations within operations that would benefit FNIS either operationally or financially (collectively such efforts shall be hereinafter referred to as "Best Practices").

5.      LICENSE AND OTHER GRANTS

        5.1 LICENSE TO MGEN SOFTWARE AND INTELLECTUAL PROPERTY RIGHTS. In consideration of FNIS's payment of fees and other obligations hereunder, MGEN hereby grants to FNIS during the Term and Transition Period a nonexclusive, royalty-free, irrevocable and perpetual (except as expressly limited elsewhere herein) license as follows:

               5.1.1 to use all MGEN Software in connection with its Business;

               5.1.2 to reproduce MGEN Software and Documentation for internal Business purposes, subject to charges assessed on a per-office basis and previously agreed to by the Parties in writing prior to the Effective Date for particular MGEN Software;

               5.1.3 to execute MGEN Software on Equipment owned or controlled by FNIS;

               5.1.4 to perform and display (whether publicly or otherwise) MGEN Software and Documentation (subject to the nondisclosure obligations contained herein) for Business purposes;

               5.1.5 After the termination of this Agreement, FNIS will have the following additional rights:

                     5.1.5.1 to create Improvements to any MGEN Software or Documentation and to use and enjoy such Improvements;

                     5.1.5.2 to create translations to other computer languages or otherwise of MGEN Software for Business purposes; and

               5.1.6 The licenses granted herein shall survive any termination or expiration of this Agreement, even if such termination or expiration is attributable to FNIS's breach of a provision hereunder.

        5.2 THIRD PARTY SYSTEMS. MGEN grants to FNIS solely for the purposes of this Agreement a non-exclusive license to access, use, and enjoy all of MGEN's rights in the Third Party Systems and accompanying Documentation, during the Term and during the Transition Period.

        5.3 DELIVERY OF SOURCE CODE; USE OF SOURCE CODE. MGEN shall, within thirty (30) days after the Effective Date, enter into an agreement with a provider of software escrow services reasonably acceptable to FNIS, providing that (i) MGEN shall deposit a copy of the MGEN Software into escrow; (ii) that MGEN shall maintain a current copy of the MGEN Software in escrow by refreshing such deposit at least every calendar year, or upon issuance of a major upgrade release, whichever occurs more often; and (iii) that such escrow provider shall release such deposit to FNIS upon a reasonable showing that this Agreement has been terminated. Such escrow agreement shall be in the form attached hereto as Exhibit A. Upon acquisition of the MGEN Software from the escrow agent, FNIS shall have the unfettered right to use such MGEN Software, in any manner that it desires, including the right to create derivative works thereto.

        5.4 FACILITY REQUIREMENTS. During the Term, FNIS will provide to MGEN, at no cost to MGEN except as specified below, access to and use of all of the facilities wherein any computing or telecommunications resources are located and where such access is necessary for MGEN to provide the Services hereunder. Any Member may limit such access in any reasonable manner to allow for the smooth operation of such Member.

        5.5 THIRD PARTY SERVICES. During the Term, FNIS will provide to MGEN contact information regarding access to and use of all of the third party services governed by the Third Party Services Contracts to enable MGEN to fulfill its obligations hereunder. MGEN shall provide FNIS with similar contact information regarding Third Party Services Contracts, Third Party Software, and Third Party Systems.

6.      ACCESS RIGHTS AND PROHIBITED CHANGES

        6.1 FNIS SYSTEM ACCESS. FNIS grants to MGEN a nonexclusive, royalty-free right to use the FNIS Systems or Developed Systems to the extent necessary to verify, analyze and troubleshoot problems on FNIS owned or controlled Equipment as part of performing its Maintenance obligations hereunder. Nothing in this Section shall grant MGEN the right to use any FNIS System or Developed System for any other purpose.

        6.2 PROHIBITED CHANGES TO SOFTWARE. Except as may be approved by FNIS, MGEN shall not make any changes or modifications to MGEN Software or to the Third Party Software that would alter the functionality of any System or degrade the performance of the Systems or Services, except as may be necessary on a temporary basis to maintain the continuity of the Services.

7.      FNIS OBLIGATIONS

        7.1 FNIS will, on a timely basis:

               7.1.1 Appoint a Project Coordinator and Project Managers as set forth in this Agreement.

               7.1.2 Maintain any procedures manuals provided to FNIS by MGEN by distributing and inserting updates provided by MGEN.

               7.1.3 Use commercially reasonable efforts to provide MGEN with reasonable notification of, and lead time, to respond to service requests, including changes to the number or format of required management reports, study requests, and requests to modify or Enhance any Systems.

8.      SAFEGUARDING FNIS DATA, CONFIDENTIALITY AND AUDIT RIGHTS

        8.1 SAFETY AND SECURITY PROCEDURES.

               8.1.1 FNIS shall maintain and enforce at the FNIS Service Locations reasonable physical safety and security procedures. FNIS shall be responsible for any failures of FNIS or its agents to comply with reasonable FNIS physical safety and security procedures then in effect at the applicable FNIS Service Locations or reasonable physical safety and security procedures then in effect at the applicable MGEN Service Locations, to the extent that such non-compliance causes damages to MGEN.

               8.1.2 MGEN shall maintain and enforce at the MGEN Service Locations reasonable physical safety and security procedures. MGEN shall be responsible for any failures of MGEN or its agents to comply with reasonable MGEN physical safety and security procedures then in effect at the applicable MGEN Service Locations or reasonable physical safety and security procedures then in effect at the applicable FNIS Service Locations, to the extent that such non-compliance causes damages to FNIS.

               8.1.3 MGEN shall comply at the FNIS Service Locations with FNIS's physical safety and security procedures. MGEN shall be responsible for any failures of MGEN or its agents to comply with FNIS's physical safety and security procedures then in effect at the applicable FNIS Service Locations, to the extent that such non-compliance causes damages to FNIS.

               8.1.4 FNIS shall comply at MGEN Service Locations with MGEN's physical safety and security procedures. FNIS shall be responsible for any failures of FNIS or its agents to comply with MGEN's physical safety and security procedures then in effect at the applicable MGEN Service Locations, to the extent that such non-compliance causes damages to MGEN.

        8.2 DATA SECURITY. Except to the extent otherwise agreed by the Parties in a Project Scope Document, MGEN shall establish and maintain good and sound safeguards against the destruction, loss or alteration of the FNIS Data in the possession of MGEN.
In the event MGEN or MGEN agents, representatives and subcontractors, discover or are notified of a breach or potential breach of security relating to the FNIS Data, MGEN shall immediately (1) notify the FNIS Project Coordinator and Project Manager, as the case may be, of such breach or such potential breach and (2) if the applicable FNIS Data was in the possession of MGEN or MGEN agents, representatives and subcontractors, at the time of such breach or such potential breach, MGEN shall (a) investigate such breach or such potential breach and (b) inform FNIS of the results of such investigation.

        8.3 SECURITY RELATING TO SHARED MGEN ENVIRONMENTS. If MGEN provides the Designated Services to FNIS from an MGEN Service Location that also provides services to or processes data for any other MGEN customer, MGEN shall, in addition to its obligations under Section 2.13.2, at FNIS's request, demonstrate to FNIS's reasonable satisfaction that FNIS's Confidential Information and FNIS Data will not be disclosed to any such other MGEN customer.

        8.4 CONDUCT OF MGEN PERSONNEL. While at any FNIS Service Location, the Project Staff shall (1) comply with the requests, rules and regulations of FNIS regarding personal and professional conduct (including the wearing of an identification badge or personal protective equipment and adhering to FNIS's facilities regulations and general safety practices or procedures) applicable to such FNIS Service Locations and (2) otherwise conduct themselves in a professional and businesslike manner. MGEN shall cause the Project Staff to maintain and enforce the confidentiality provisions of this Agreement and any confidentiality provisions of any applicable Project Scope Document. In addition, as soon as reasonably practicable after the Effective Date, MGEN shall cause each of its employees to execute a confidentiality agreement covering the Confidential Information in a form substantially similar to that attached hereto as Exhibit B. In the event that FNIS determines that a particular member of the Project Staff is not conducting himself or herself in accordance with this
Section 8.4, FNIS may notify MGEN of such conduct. Upon receipt of such notice, MGEN shall promptly (a) investigate the matter and take appropriate action which may include (i) removing such employee from the Project Staff and providing FNIS with prompt notice of such removal and (ii) replacing such employee with a similarly qualified individual or (b) take other appropriate disciplinary action to prevent a recurrence. In the event there are repeat violations of this Section by a particular member of the Project Staff, MGEN shall promptly remove the individual from the Project Staff as set forth above.

        8.5 FNIS DATA. FNIS Data shall be and remain the property of FNIS, and shall be "Confidential Information" under Section 8.6. Upon the termination of this Agreement for any reason, or on such date that the same shall no longer be required by MGEN in order to provide the Services, FNIS Data shall be either erased from the data files maintained by MGEN or, if FNIS so elects, returned to FNIS by MGEN at MGEN's expense. FNIS Data shall not be used by MGEN for any purpose other than that of providing Services, nor shall such data or any part of such data be disclosed, sold, assigned, leased or otherwise disposed of to third parties by MGEN or commercially exploited by or on behalf of MGEN, its employees or agents. MGEN hereby acknowledges that disclosure of some such data may be governed by various state and federal laws and regulations, and MGEN hereby agrees to comply with all such laws and regulations.

        8.6 DEFINITION OF CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all (a) non-public information and materials (in any medium), including but not limited to any business, financial or strategic plans and information and software Source Code, in each case, of the Disclosing Party (as defined in Section 8.7) or its Affiliates; (b) information subject to an obligation of confidence to a third party of which the Receiving Party (as defined in Section 8.7) has been advised in writing; and (c) any information marked confidential, restricted or proprietary by either Party or any other person to whom such party has an obligation of confidence; provided, however, that the failure of either Party to so mark any material shall not relieve the Receiving Party of the obligation to maintain the confidentiality of any unlegended material which the Receiving Party knows or should reasonably know contains Confidential Information. Each Party's know-how, network design and equipment configurations and techniques relating to network and network management developed or utilized during the course of this Agreement are Confidential Information of such Party. The terms of this Agreement, including pricing and financial data, discussions, negotiations and proposals from one Party to the other Party related directly hereto; and invoices and service records shall be Confidential Information of both Parties.

        8.7 DISCLOSURE OF CONFIDENTIAL INFORMATION. In carrying out the Services contemplated by this Agreement, each party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other party (the "Receiving Party") certain information regarding the Disclosing Party's business, delivery mechanisms, personnel, technical, marketing, financial, employee, planning, and other confidential or proprietary information ("Confidential Information").

        8.8 PROTECTION OF CONFIDENTIAL INFORMATION. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to those employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party's duty hereunder. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

               8.8.1 EXECUTION OF NON-DISCLOSURE AGREEMENTS BY MGEN EMPLOYEES. In addition, MGEN shall insure that each of its employees who qualifies as a "Restricted Position Employee" under Section 3.3 shall execute a non-disclosure agreement in a form reasonably satisfactory to FNIS's counsel prior to commencing work on any Project.

        8.9 EXCEPTIONS. The Receiving Party's obligations hereunder with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party;
(b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party's Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party's reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

        8.10 RETURN OF CONFIDENTIAL INFORMATION. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party's possession or control promptly upon the written request of the Disclosing Party on the earlier of the expiration or termination of this Agreement. At the Disclosing Party's request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Section.

        8.11 AUDIT RIGHTS. FNIS shall have the right to have an independent certified public accounting firm conduct an audit at any time during the Term hereof, or within three years thereafter, to verify any of the Fees or charges hereunder. If such audit determines that MGEN has overcharged FNIS, MGEN shall immediately credit or pay (as directed by FNIS) FNIS the amount of the overcharge. If the audit determines that MGEN has undercharged FNIS, FNIS shall immediately pay MGEN the amount of the undercharge. If the audit discloses an underpayment or overpayment of more than five percent in any month covered by the audit, MGEN shall pay for the cost of the audit. In all other cases, the cost of any audit hereunder shall be borne by FNIS.

        8.12 THIRD PARTY DISCOVERY. If any governmental agency or any third party shall seek in any way to discover or otherwise gain access to, ("Discovery") any System, Confidential Information or any other data or records of one party that may be in the possession of the other party, the other party shall immediately notify the first party and shall, at the first party's written request and at the first party's expense, and cooperate with the first party in the first party's efforts to preclude, quash, limit or impose protective orders or similar restrictions on such Discovery.

9.      PAYMENTS TO MGEN

        9.1 FEES. With respect to each Project, FNIS shall pay Fees to MGEN commencing upon the Effective Date of the relevant Project Scope Document. A Project Scope Document may, at FNIS's election, contain provisions for the determination of the amount of Fees in respect of Services performed for a specific Project and such provisions shall be controlling; provided, however, the methodology for such determination shall not be inconsistent with this Section. In the absence of an applicable Project Scope Document, the amount of Fees owing to MGEN shall be determined as set forth below.

               9.1.1 HOURLY RATES. Fees for Consulting Services, Out of Scope Services and Design Services shall be computed based on the hourly rates of each MGEN employee or contractor performing the underlying Services. Such hourly fees shall be in accordance with the Rate Schedule, attached as Schedule 6. MGEN shall track and record hours expended in performing such Services, and shall include a breakdown of such hours on its invoices, as provided in Section 9.3.

               9.1.2 FIXED ANNUAL CHARGES. Fees relating to Maintenance and Support Services shall be fixed and shall be based on the number of users during the billing period in question, irrespective of the actual Services rendered during such period. Maintenance and Support fees under this Section 9.1.2 for Year One shall be as specified on Schedule 7.

               9.1.3 DEVELOPMENT QUOTES. Fees relating to Systems Development Projects (other than Design Services, which shall be billed and paid as Consulting Services under 9.1.1) shall be determined in accordance with the Bid Procedure set forth in Section 2.6.4.

        9.2 TIME AND MANNER OF PAYMENT. Unless otherwise provided, at FNIS's option, in an applicable Project Scope Document, FNIS will pay MGEN, by wire transfer to a bank account designated in writing by MGEN any sum due MGEN hereunder or pursuant to a Project Scope Document on or before the thirtieth calendar day after receipt by FNIS of an invoice from MGEN for such sums, such invoices to be submitted to FNIS in accordance with Section 9.3 and no sooner than the end of the calendar month to which the invoiced sums apply. Any sum due MGEN that is not paid within the time specified above shall accrue interest until paid at a rate of interest equal to the lesser of nine tenths of one percent (0.9%) per month, or the maximum rate of interest allowed by applicable law. For purposes of this Section 9.2, "day of receipt" shall be the day the invoice is delivered by hand or transmitted electronically to FNIS's premises, the next business day after it is deposited with an overnight delivery service, or three business days after it is deposited in the U.S. mail.

        9.3 DETAILED INVOICES. MGEN shall provide invoices that include sufficient pricing detail to enable FNIS to validate the Fees charged. Notwithstanding the foregoing, each invoice shall conspicuously reference the applicable Project and contain a detailed narrative of the Services actually rendered. Upon FNIS's request, MGEN shall provide customized invoices to satisfy individual billing requirements of FNIS, such requirements to be reasonably determined by FNIS in its sole discretion.

        9.4 EXPENSES. Neither Party shall be responsible for any expenses incurred by the other Party in connection with the provision of the Services, unless specifically set forth in this Agreement, any Project Scope Document or as agreed in advance by the Party to be charged. If the Parties agree that FNIS shall be responsible for any of MGEN's out-of-pocket expenses incurred in connection with this Agreement or any Project Scope Document, all reimbursements shall be made in accordance with FNIS's reimbursement policy.

        9.5 PRICING ADJUSTMENTS. MGEN shall have the right on an annual basis
(a) to adjust the hourly rates for the Project Staff and other employees performing Services hereunder or pursuant to any Project Scope Document, and (b) to adjust the annual charge for Maintenance and Support (as provided in Schedule
6) provided that any such increases during the Initial Term shall be limited to the cumulative percentage increase in the U.S. Consumer Price Index for all prior years since the last rate increase or since the execution of this Agreement, whichever is later. In the event that MGEN can demonstrate that industry-wide price increases are greater than increases permissible under the previous sentence, then the parties shall negotiate in good faith to determine an appropriate price level. During any Renewal Term MGEN may adjust rates to its then-current standard rates.

        9.6 MOST FAVORED CUSTOMER PRICING. The prices that MGEN shall charge FNIS with respect to any Services rendered or to be rendered hereunder, or under any Project Scope Document, shall be no higher than those offered to any direct competitor of FNIS for substantially similar Services. In the event MGEN is in breach of the foregoing, such lower prices shall apply to FNIS effective as of the date such lower rate were first offered to such other customer, and appropriate adjustments shall thereafter be reflected on all appropriate Project invoices.

        9.7 TAXES. FNIS shall pay, or reimburse MGEN for payment of, any taxes or amounts paid in lieu of taxes, including privilege or excise taxes based on the gross revenue of MGEN, however designated or levied, based upon this Agreement, the charges of MGEN or the Systems, the Services or materials provided under this Agreement. MGEN is only responsible for the payment of franchise taxes, state and local personal property taxes, employment taxes for its employees and taxes based on the net income of MGEN.

        9.8 PRORATION. All periodic charges under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month.

        9.9 RIGHTS OF SET-OFF. With respect to any amount to be reimbursed or paid by one Party to the other pursuant to this Agreement, the Party owing such reimbursement or payment may, at its option, pay or reimburse that amount offsetting amounts already owed to such Party under this Agreement.

10.     REPRESENTATIONS AND WARRANTIES

        10.1 BY FNIS. FNIS represents and warrants to MGEN as follows:

               10.1.1 CORPORATE POWER. FNIS and each Member (a) is a corporation duly incorporated, validly existing and in good standing under the State of Delaware (for FNIS) or under the laws of the state of incorporation of such other Member and (b) has full corporate power to own, lease, and operate its properties and assets, to conduct its business as such business is currently being conducted, and to consummate the transactions contemplated by this Agreement.

               10.1.2 AUTHORITY. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding agreement, enforceable against FNIS in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

               10.1.3 NO BREACHES. Neither the execution or delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, or material agreement (subject to any applicable required consent), order, law, rule or regulation to which it is a party or which is otherwise applicable to it.

        10.2   BY MGEN.  MGEN represents and warrants to FNIS as follows:

               10.2.1 CORPORATE POWER. MGEN (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and (b) has full corporate power to own, lease, and operate its properties and assets, to conduct its business as that business is currently being conducted, and to consummate the transactions contemplated by this Agreement.

               10.2.2 AUTHORITY. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding agreement, enforceable against MGEN in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

               10.2.3 NO BREACHES. Neither the execution or delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, or material agreement (subject to any applicable required consent), order, law, rule or regulation to which it is a party or which is otherwise applicable to it.

               10.2.4 COMMERCIAL PRACTICE WARRANTY. The Services shall be rendered by qualified MGEN personnel, and shall be consistent with the highest commercial practice.

               10.2.5 WARRANTY OF COMPLIANCE. In addition to fulfilling the warranties set forth in Section 10.2.4, all Services and Developed Systems shall comply in all material respects to (a) the Technology Proposal (as it may be amended from time to time), (b) Specifications, (c) Documentation, (d) applicable Service Levels, and (d) the Parties' discussions, as embodied in written and approved design and functional layout documents.

               10.2.6 NON-INFRINGEMENT. The Software shall not infringe the Intellectual Property Rights of any third party as may now or in the future exist and MGEN has the right to grant all of the licenses to FNIS hereunder, free from all claims, liens, security interests or other encumbrances. To the best of MGEN's knowledge, the Software shall not infringe the Intellectual Property Rights of any third party as may now or in the future exist. MGEN shall not place on any of such Software any liens, security interest or other encumbrances that would in any manner affect FNIS's licenses under this Agreement.

               10.2.7 NO VIRUSES. The Software does not and shall not contain, at the time of installation, any timer, clock, counter, or other limiting design or routine, nor (to the best of MGEN's knowledge) any virus, that causes or could cause any FNIS Systems, Developed System or FNIS Data (or any portion thereof) to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed and licensed (including, without limitation, any design or routine that would impede copying thereof) after being used or copied a certain number of times, or after the lapse of a certain period of time, or after the occurrence or lapse of any similar triggering factor or event, or for any other reason. Furthermore, the Software does not and shall not contain any virus, limiting design or routine that causes or could cause any of them to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed and licensed pursuant to this Agreement because it has been installed on or moved to a hardware unit or system that has a serial number, model number, or other identification different from the identification of the one on which it was originally installed.

               10.2.8 COMPLIANCE. In performing its obligations hereunder, MGEN shall comply in all material respects with requirements all applicable Federal, state and local statutes, regulations and ordinances, including, without limitation, the Gramm-Leach-Bliley Act.

        10.3 DISCLAIMER. EXCEPT AS SPECIFIED IN THIS SECTION 10, NEITHER PARTY MAKES ANY OTHER WARRANTIES AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

        10.4 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY, OR ANY OF ITS AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS SUCH, BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT. IN ANY EVENT, THE TOTAL LIABILITY OF EITHER PARTY, AND ITS AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE OTHER PARTY FOR ANY LOSSES, IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE TOTAL COMPENSATION PAID BY FNIS TO MGEN FOR THE

SERVICES, DURING THE CONSECUTIVE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE EVENT(S) GIVING RISE TO SUCH LIABILITY, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT APPLY TO MGEN BREACHES OF SECTIONS 8, 9.6, 10.2.6 AND 10.2.8.

11.     TERM AND TERMINATION

        11.1 TERM. This Agreement shall begin on the Effective Date and unless sooner terminated pursuant to the terms hereof, shall expire on three years from the Effective Date ("Expiration Date") ("Initial Term"), except as provided in this Section 11.1. FNIS shall enjoy an irrevocable option to elect to extend the Initial Term for an additional three-year period, and FNIS shall exercise this option by giving MGEN written notice of such election no later than thirty (30) days before the expiration of the Initial Term (the "Optional Term"). After expiration of the Optional Term, or expiration of the Initial Term (if FNIS elects not to exercise its option to extend), this Agreement shall automatically renew for up to three terms of one year each (each, a "Renewal Term"), unless
(a) in the case of notice by FNIS, at least ninety days prior to the expiration of the Term FNIS notifies MGEN in writing of its decision not to renew, or (b) in the case of notice by MGEN, at least six (6) months prior to the expiration of the Term MGEN notifies FNIS in writing of its decision not to renew. It is agreed and understood that "Term" shall refer to the Initial Term, the Optional Term, Renewal Terms, or some combination, or all, of these items, as the context permits.

        11.2 TERMINATION FOR CAUSE. If either party materially or repeatedly defaults in the performance of any of its duties or obligations under this Agreement (except for a default in payments to MGEN, which is governed by Section 11.3), which default is not substantially cured with fifteen (15) days after written notice is given to the defaulting party specifying the default, or, with respect to those defaults which cannot reasonably be cured within such fifteen (15) days, if the defaulting party fails to proceed within such fifteen
(15) days to commence curing said default and to proceed with all due diligence substantially to cure the default, then the party not in default may, by giving written notice of termination to the defaulting party, terminate this Agreement as of a date specified in the notice of termination and no termination charge shall be due or payable in such event.

        11.3 TERMINATION FOR NONPAYMENT. If FNIS defaults in the payment when due of any amount due to MGEN and does not, within fifteen (15) days after being given written notice, cure such default, or, if FNIS in good faith disputes the amount due, but does not deposit the disputed amount in escrow in a major U.S. commercial bank to be designated by MGEN, with interest to be allocated to the party entitled to the principal upon resolution of the dispute, then MGEN may, by giving written notice to FNIS, terminate this Agreement as of a date specified in the notice of termination.

        11.4 TRANSITION ASSISTANCE ON TERMINATION. Upon termination of this Agreement for any reason, including the breach hereof by FNIS, MGEN shall, if so requested by FNIS, provide assistance to FNIS as hereinafter set forth.

               11.4.1 TRANSITION ASSISTANCE. MGEN shall provide FNIS with reasonable training and other assistance to minimize disruption in the transition of the Services to FNIS or a third-party. Training may be provided from the time of FNIS's request to the date of termination or expiration and for up to six additional months (the "Transition Period") following termination or expiration. All such training services shall, for purposes of this Agreement, be deemed Consulting Services, and shall be compensated in accordance with Section 9.1.1. If the termination was caused by FNIS's breach, at MGEN's request, FNIS shall pay to MGEN prior to the commencement of such transition services the reasonable estimated costs of such services.

               11.4.2 FNIS'S RIGHT TO HIRE MGEN EMPLOYEES. MGEN acknowledges that the persons who may be most valuable to FNIS upon any termination or expiration of this Agreement are members of the MGEN Project Staff. MGEN agrees that upon termination or expiration of this Agreement or any applicable Project Scope Document, FNIS shall have the right to solicit members of the MGEN Project Staff for employment by FNIS. MGEN agrees that it shall not interfere with any such solicitation efforts by FNIS and shall cooperate by executing appropriate waivers with respect to any contractual or other non-solicitation or non-competition rights it might have with respect to its Project Staff, or other documents reasonably requested by FNIS.

        11.5 RIGHT OF IMMEDIATE PAYMENT. If MGEN terminates this Agreement for FNIS's default, and FNIS has not disputed such breach, FNIS shall immediately pay MGEN for all Services rendered and Equipment procured through the termination date. Notwithstanding anything to the contrary, the failure of FNIS to make any payments hereunder shall not relieve MGEN from its required performance after the termination of this Agreement.

        11.6 SURVIVAL. The following provisions shall survive the termination or expiration of this Agreement: Section 8.8, Section 8.11, Section 10.2, Section 10.3, Section 10.4, Section 12, and Section 13.

12.     INDEMNITIES

        12.1 INDEMNITY BY FNIS. FNIS agrees to indemnify, defend and hold harmless MGEN, and its respective officers, directors, shareholders, employees, agents, successors and assigns, in accordance with the procedures described in
Section 12.3, from any and all Losses arising from or in connection with:

               12.1.1 The inaccuracy as of the Effective Date of any of the representations or warranties by FNIS set forth in this Agreement; and

               12.1.2 Any claims of infringement made against MGEN of any United States letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of Systems or other resources or items provided to MGEN by FNIS.

        12.2 INDEMNITY BY MGEN. MGEN agrees to indemnify, defend and hold harmless FNIS and its officers, directors, shareholders, employees, agents, successors and assigns, in accordance with the procedures described in Section 12.3, from any and all Losses arising from or in connection with:

               12.2.1 The breach of any representation, warranty or covenant by MGEN set forth in this Agreement;

               12.2.2 Any claims of infringement made against FNIS of any United States letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, arising from FNIS's use of MGEN Software or other resources or items provided to FNIS by MGEN; and

        12.3 INDEMNIFICATION PROCEDURES.

               12.3.1 NOTICE. Promptly after receipt by any person entitled to indemnification under Sections 12.1 or 12.2 (an "Indemnified Party") of notice of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the party which is obligated to provide such indemnification (an "Indemnifying Party") of such claim in writing.

               12.3.2 EFFECT OF FAILURE TO PROVIDE TIMELY NOTICE. No failure to notify the Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to the Indemnified Party's failure to notify.

               12.3.3 CONTROL BY INDEMNIFYING PARTY. The Indemnifying Party shall be entitled to have sole control over the defense and/or settlement of such claim, provided that, within 15 days after receipt of such written notice, the Indemnifying Party notifies the Indemnified Party of its election to so assume full control, and provided further that the Indemnifying Party can demonstrate to the reasonable satisfaction of the Indemnified Party that the Indemnifying Party has the financial capability to indemnify the Indemnified Party (such satisfactory demonstration is sometimes hereinafter referred to as "Demonstrated Fiscal Ability"). In that event: (1) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at the Indemnifying Party's reasonable expense to assist in the handling of such claim; (2) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive or other relief to be imposed against the Indemnified Party; and (3) the Indemnified Party shall be free to enter direct discussions with some or all claimants for purposes of settlement, and shall be free to enter into such settlement(s) on terms agreeable to the Indemnified Party (upon provision of reasonable notice to and consultation with the Indemnifying Party); provided, however, that FNIS as the Indemnifying Party shall not be required to reimburse MGEN's expenses if FNIS has assumed control over the defense, and provided further that if MGEN is the Indemnified Party it shall not engage in or consummate any settlement discussions without the written approval and authority of FNIS.

               12.3.4 PARTICIPATION BY INDEMNIFIED PARTY. If the Indemnifying Party does not assume sole control over the defense of such claim as provided in this Section 12.3, the Indemnifying Party may participate in such defense and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for such costs and expenses, in accordance with the applicable Section of this Section 12. An Indemnifying Party shall not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any such claim which was agreed to without the written consent of the Indemnifying Party.

               12.3.5 FINANCIAL CAPACITY. The Indemnified Party may request, from time to time, that the Indemnifying Party demonstrate that it continues to have the financial capability to indemnify the Indemnified Party, and if the Indemnifying Party is unable to demonstrate such to the Indemnifying Party's reasonable satisfaction, the Indemnified Party may assume full control of the defense of such claim, but the Indemnifying Party shall continue to be responsible for indemnifying the Indemnified Party.

        12.4 SUBROGATION. In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Section 12.1 or Section 12.2, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

        12.5 NON-EXCLUSIVE REMEDIES. The rights (where applicable) of either Party (a) to indemnification under this Section 12, (b) to terminate this Agreement under Section 11, (c) to Performance Credits under Section 4; or (d) to other remedies set forth in this Agreement, are not exclusive, and are in addition to and not in place of any other rights and remedies that one Party may have against the other Party for any act, failure to act, or breach of this Agreement.

13.     INSURANCE

        13.1 INSURANCE MAINTAINED BY MGEN. During the term of this Agreement, MGEN shall maintain at its own expense, and require MGEN agents, representatives and subcontractors, to maintain at their own expense or MGEN's expense, commercial general liability insurance (including contractual liability insurance), business interruption insurance, and insurance appropriate to cover risks presented by the Websites, the Software, the Systems, and FNIS Data (collectively "Insurance Coverage"). Such Insurance Coverage during the Term shall be in an amount not less than $50,000,000. MGEN shall maintain insurance for such period after the Term, and in such amount as FNIS may reasonably determine, in light of continuing insurable risks (if any) presented by MGEN's services hereunder.

        13.2 INSURANCE DOCUMENTATION. MGEN shall, upon FNIS's request, furnish FNIS with certificates of insurance and other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced herein. Such certificates and other documentation shall include a provision whereby 30 days' notice must be received by FNIS prior to coverage cancellation or material alteration of the coverage by MGEN or the applicable insurer. Such cancellation or material alteration shall not relieve MGEN of its continuing obligation to maintain insurance coverage in accordance with this Section 13.

14.     GENERAL PROVISIONS

        14.1 BINDING NATURE AND ASSIGNMENT. This Agreement shall bind the parties and their successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Any other assignment attempted without the written consent of the other party shall be void.

        14.2 NOTICES. When one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

               MGEN:         Micro General Corporation

                             2510 Red Hill Avenue, Suite 200
                             Santa Ana, CA  92705
                             Attn:  John R. Snedegar
                                    Joseph E. Root

               FNIS:         Fidelity National Information Solutions, Inc.
                             4050 Calle Real
                             Santa Barbara, CA  93110
                             Attn:  Eric Swenson

        Either party may change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.

        14.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

        14.4 RELATIONSHIP OF PARTIES. MGEN in furnishing services to FNIS under this Agreement is acting only as an independent contractor. Except where this Agreement expressly provides otherwise, MGEN does not undertake by this Agreement or otherwise to perform any obligation of FNIS, whether regulatory or contractual, or to assume any responsibility for FNIS's business or operations. MGEN has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed and resources used by MGEN under this Agreement, except where it is specifically stated that FNIS must give approval or consent.

        14.5 APPROVALS AND SIMILAR ACTIONS. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld, unless specifically permitted by this Agreement.

        14.6 FORCE MAJEURE. Each party shall be excused from performance under this Agreement and shall have no liability to the other party for any period it is prevented from performing any of its obligations (other than payment obligations), in whole or in part, as a result of delays caused by the other party or by an act of God, war, civil disturbance, court order, labor dispute, third party performance or nonperformance, or other cause beyond its reasonable control, including failures or fluctuations, in electrical power, heat, light, or telecommunications, and such nonperformance shall not be a default under, or grounds for termination of, this Agreement.

        14.7 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is unenforceable, and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it enforceable while preserving its intent or, if that is not possible, by substituting another provision that is enforceable and achieves the same objective and economic result. If such unenforceable provision does not relate to the payments to be made to MGEN, and if the remainder of this Agreement is capable of substantial performance, then the remainder of this Agreement shall be enforced to the extent permitted by law. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, INDEMNIFICATION OR EXCLUSION OF DAMAGES OR OTHER REMEDIES IS INTENDED

TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY UNDER THIS AGREEMENT IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES OR OTHER REMEDIES SHALL REMAIN IN EFFECT.

        14.8 WAIVER. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by either party of any covenant or breach shall not be construed to be a waiver of any succeeding breach or of any other covenant. All waivers must be in writing and signed by the party waiving its rights.

        14.9 ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        14.10 MEDIA RELEASES. All media releases, public announcements and public disclosures by FNIS or MGEN or their employees or agents relating to this Agreement or its subject matter, including promotional or marketing materials shall be coordinated with and approved by the other party prior to release. This restriction does not apply (1) to any announcement intended solely for internal distribution within FNIS or within MGEN or (2) any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party.

        14.11 NO THIRD PARTY BENEFICIARIES. The parties agree that this Agreement is for the benefit of the parties hereto and is not intended to confer any legal rights or benefits on any third party and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement, except for any Member.

        14.12 ENTIRE AGREEMENT. This Agreement, including all of its Schedules, each of which is incorporated into this Agreement, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings or agreements between the parties relative to such subject matter. No amendment to, or change, waiver or discharge of any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced.

        14.13 GOVERNING LAW AND DISPUTE. This Agreement shall be governed by the laws, other than choice of law rules, of the State of California.

        IN WITNESS WHEREOF, MGEN and FNIS have each caused this Agreement to be signed and delivered by its duly authorized representative.

FNIS:                              FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.


                                   By:    /s/ NEIL JOHNSON
                                       -----------------------------------------
                                          Name:  Neil Johnson
                                          Title: Chief Financial Officer

MGEN:                              MICRO GENERAL CORP.


                                   By:    /s/ NANCY NELSON
                                       -----------------------------------------
                                          Name:  Nancy Nelson
                                          Title: Chief Operation Officer

                               SCHEDULE 1. SUPPORT

        1.     Definitions.

               (a) ERRORS. For purposes of this Schedule, the term "Error" means a failure of the Closed-Source Technology to conform in all material respects to the corresponding published Documentation. Any nonconformity resulting from licensee's misuse, improper use, alteration, or damage to the Software or System, or licensees' combining or merging the Software or System with any hardware or software not supplied or identified in writing as compatible by MGEN, shall not be considered an Error.

               (b) ERROR CORRECTIONS. The term "Error Correction" means any software addition or modification that establishes material conformity of the Software and Systems to the Documentation, or a procedure or routine that, when observed in the regular operation of the Software and Systems, eliminates the practical adverse effect on Licensee of the Error at issue.

        2. Error Corrections. MGEN shall provide Error Corrections so that the Software and Systems will operate in all material respects in conformance with the Documentation; provided however, that FNIS must (i) reasonably report an Error on MGEN's Work Request Form, (ii) submit such form via telephone line, fax, e-mail, or in any other format reasonably required by MGEN, and (iii) provide any other documentation reasonably requested by MGEN.

        3. Telephone Support. MGEN shall provide telephone support during the business day, between the hours of 8:00 a.m. Eastern time and 6:00 p.m. Pacific time, Monday through Friday, excluding national holidays, to assist FNIS in using, installing, modifying, and integrating the Software and Systems. Telephone support shall be provided after established hours, on weekend, or on national holidays as agreed by the parties, and shall be billed at 115% of the applicable Rate Schedule.

        4. Response Times. MGEN shall use best efforts to correct verifiable and reproducible Errors when properly reported to MGEN. If a reported Error causes the Software or Systems to be inoperative or unable to process transactions for which it is intended, MGEN shall use best efforts to begin troubleshooting and diagnosis of such Error within two (2) business hours of receipt of the notice.

        5. Maintenance Access. MGEN shall provide "Maintenance Access" 24 hours a day, 7 days a week, designed to provide FNIS with a comprehensive resource area to assist FNIS in targeting its customers and marketing its E-commerce site for maximum profitability. Such Maintenance Access shall include training and technical support to FNIS personnel on the comprehensive operation of the Software, with tutorials and online tips to guide FNIS personnel through relevant procedures.

        6. Disaster Recovery. MGEN shall develop a "Disaster Recovery Plan" to FNIS's reasonable satisfaction, to ensure ongoing operation of identified Systems in the event of a natural or man-made disaster. Such Disaster Recovery Plan shall be reviewed, updated and tested as agreed by the parties and as set out in an applicable Project Scope Document.

                          SCHEDULE 2. HOSTING SERVICES

Hosting Services shall include, but not be limited to, the following:

     o    A Domain Name Included In The Setup Fee;

     o    Unlimited Email Addresses At such Domain;

     o    Comprehensive Web Site Statistics;

     o    Online And Phone Technical Support;

     o    Uninterrupted access to the website;

     o    Immediate availability of software and website upgrades;

     o Password protection to maintain the security and safety of website and related data;

     o Advanced web tracking statistics provided with the Software to allow accurate assessment of how customers interact with the website;

     o    Fine-tuning of the website;

     o Intelligence reports enabling FNIS to track, manage and optimize e-business strategies; and

     o MGEN Tools to effectively unify information across multiple distributor and provider locations.

                              SCHEDULE 3. PROJECTS

CREDIT SERVICES

M3 PROJECTS

     o    FNCS.com update

     o    Direct to Consumer PDF

     o    Consumer Copies for ISV software

     o    Mismo XML for M3

     o    ISS Intemet Express

     o    M3 System Software Upgrade

     o    New Generation Scores

     o    Retire Apple Printers

     o    Fraud Alerts

     o    Transchicago

     o    RFC/Assetwise approval

P32 PROJECTS

     o    Online updates

     o    New Communication DLL

     o    LOS Updates

MULTIPLE LENDER/AGGREGATOR INTEGRATIONS
M3 BILLING

     o    Define billing rules for billing

     o    Reduce billing Complexity

     o    Real time billing

     o    Increase Granularity of Billing

REALEC

     o    Consumer Credit Phase 2

     o    Business Credit Phase 2

TAX SERVICES

     o    Continued work of phase 2 and 3 for Texas. Clean up and improve Phase
          1.

     o Alltel's PHD project - Automated data exchange (XML) providing Alltel with property tax information.

     o    TDI - Automated data exchange with resellers for the Texas data.

     o    RealEC, FNFEC

     o Morgan Stanley - Automated order processing and automated tax line setup (AOP & ATS).

     o    IDM - Data exchange through XML

     o Continued development of FOCUS. Provide the same functionality available on the FNIS character based system over the Web. Use some of the functionality built into the Texas interface to improve on FOCUS Web interface.

FLOOD SERVICES

     o    RealEC

     o    Integration of Disclosure business

     o    Migration of legacy systems to SQL

     o    Revision of Business Management Systems

     o    Integration of Austin hardware

     o    Multiple Lender Integrations

MARKET INTELLIGENCE SERVICES

     o    Multiple AVM's RealEC

     o    New product - AVM + inspection + insurance

     o    Send photo's via RealEC

     o    Upgrade communications to use HTTP with RealEC

     o    Basis 100 - Allow client to upgrade to MI product

     o    Upgrade Crystal reports

     o    Generate PDF's dynamically

     o    Automate CD production

     o    Client Integration - Morgan Stanley Dean Witter

     o    Bridgelink integration thru RealEC

     o    Add review logic to field agent web site

     o    Replace teleforms with XML and Crystal Reports

     o    Enhancements to CMA product

     o    Client Integration - Wells Fargo

     o    Modifications to improve FAM application

     o    Modifications to improve DCR process

     o    Modifications to improve photo process

     o    Batch printing of PDF via the web

RE/COMMERCIAL

     o    Vista Check 4.0, 4.1, 4.2

     o    "Location" Gus Database

     o    Environmental Data Quality Improvement

RE/PROFESSIONAL

     o    RE/Explorer 2.1

Note: Parties will validate project list and make substitutions 45 days from contract signing date.

                      SCHEDULE 4. LIST OF EXISTING SERVICES

As of the Effective Date, the following Services are currently being provided to FNIS and its Affiliates:

Support of:

     o ReXplorer central host site and all distributed; Compass, Maestro and Xplorer hardware and networks

     o    Vistacheck production, including all environmental data maintenance

     o    GUS software and data

     o Internal support systems, including Tivoli change and problem management, ePicor financials, eNiku project accounting and internal notes applications.

     o Internal desktop support and wide area data networks (including VPN and internet connectivity) and telephone systems

     o    FNIS public web sites

     o    California, Texas and Florida residential disclosure

    Development per Schedule 3.


Note: Parties will validate list and make substitutions 45 days from contract signing date.

          SCHEDULE 5. LIST OF PROJECT COORDINATORS AND PROJECT MANAGERS

        Pursuant to Section 2.16 of the Agreement, the following individuals shall act as Project Coordinators and Project Managers:

        FNIS

        Eric Swenson
        Tim Harrison
        Randy Collodora
        Bnan Hershkowitz

        MGEN

        Nancy Nelson
        Jim Murry
        Sue Fritts
        Paul Kipp

                             SCHEDULE 6. LABOR RATES

                    MICRO GENERAL LABOR CATEGORIES AND RATES

Management:
        1.     CIO/CTO                                       $400
        2.     Contract Manager                              $300
        3.     Program Manages                               $260
        4.     Project Manager IV                            $220
        5.     Project Manager III                           $160
        6.     Project Manager II                            $130
        7.     Project Manager I                             $110
        8.     Task Manager                                  $ 90
        9.     Team Leader                                   $100

Systems:
        1.     Systems Architect III                         $260
        2.     Systems Architect II                          $190
        3.     System Architect I                            $150
        4.     Systems Analyst III                           $190
        5.     Systems Analyst II                            $150
        6.     Systems Analyst I                             $125

Documentation:
        1.     Technical Writer III                          $150
        2.     Technical Writer II                           $110
        3.     Technical Writer I                            $ 90
        4.     Graphics/Layout Specialist                    $110

Software Development:
        1.     Application Developer V                       $325
        2.     Application Developer IV                      $225
        3.     Application Developer III                     $190
        4.     Application Developer II                      $150
        5.     Application Developer I                       $100
        6.     Web Designer                                  $110
        7.     Web Developer V                               $300
        8.     Web Developer IV                              $225
        9.     Web Developer III                             $175
        10.    Web Developer II                              $140
        11.    Web Developer I                               $110

Configuration Management:
        1.     Senior Configuration Management Specialist    $150
        2.     Configuration Management Specialist           $120

Communications Systems and Networks:
        1      Communications Technology Specialist V        $300
        2.     Communications Technology Specialist IV       $250
        3.     Communications Technology Specialist III      $200
        4.     Communications Technology Specialist II       $150
        5.     Communications Technology Specialist I        $100
        6.     LAN/WAN Administrator                         $100

Field Engineering:
        1.     Field Systems Engineer (HW/SW) III            $200
        2.     Field Systems Engineer (HW/SW) II             $150
        3.     Field Systems Engineer (HW/SW) I              $ 90
        4.     Field Systems Engineer (Comm.) III            $175
        5.     Field Systems Engineer (Comm.) II             $125
        6.     Field Systems Engineer (Comm.) I              $ 90

Testing/QA:
        1.     QA Manager                                    $175
        2.     QA Specialist                                 $200
        1.     Testing Specialist III                        $175
        2.     Testing Specialist II                         $125
        3.     Testing Specialist I                          $100

Training:
        1.     Trainer V                                     $180
        2.     Trainer IV                                    $150
        3.     Trainer III                                   $120
        4.     Trainer II                                    $100
        5.     Trainer I                                     $ 80

Deployment:
        1.     Installer V                                   $200
        2.     Installer IV                                  $160
        3.     Installer III                                 $150
        4.     Installer II                                  $110
        5.     Installer I                                   $ 80

Business Analysis:
        1.     BA V                                          $280
        2.     BA IV                                         $200
        3.     BA III                                        $180
        4.     BA II                                         $130
        5.     BA I                                          $100

                   SCHEDULE 7: MAINTENANCE AND SUPPORT CHARGES

        The charge for Maintenance and Support in accordance with Section 2.2 of this Agreement shall be as follows:

        The amounts represent the actual and budget dollars for the Vista groups managed by Micro General as of August 1, 2001 and the FNF ancillary groups budget dollars managed by Micro General as of March 1, 2001.

        Covers: RE/Commercial and RE/Professional as defined in Schedule's 3 and 4.

                                Jan-May Actual   June-Dec Budget       Total
Network & Data Centers               $l.4M           $2.5M             $3.9M
Internal Systems                     $338K           $524K             $862K
RE Commercial                        $l.5M           $2.8M             $4.3M
Totals                               $3.3M           $5.8M             $9.lM

        Note:  Excludes expenses allocated out of these cost centers


        Covers: Flood, Credit, Tax and Market Intelligence


                                          Jan-Dec
                                         2001 Budget
        Flood                                $468K
        Credit                               $6.7M
        Tax                                  $l.5M
        Market Intelligence                  $2.4M
        Total                                $10.9M

        There will be two billable actions by Micro General.

        1. All new projects, not currently under development, Micro General will bid the project and deliver a scope of work document which will include, project definition, deliverables, time lines and cost quote.

        2. Micro General charge backs for managing the current infrastructures will not exceed the current monthly budget numbers included above. Micro General's goal is to reduce the expenses spent in these groups and will receive 40% of all cost savings realized.

               A. The pricing model is subject to review monthly by both parties and amendments made as agreed by both parties.

               B. By February 14, 2002, Micro General will propose a new contract, intended to be a five-year agreement, that will define services to be delivered and interaction mechanisms in greater detail. enabling a flexible and mutually beneficial long term relationship.

(Detailed actuals and budgets are attached.)